Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Essential Properties Realty Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value	Rule 457(c)(3)	4,300,808	$24.53(3)	$105,498,820.24	0.00011020	$11,625.97

Total Offering Amounts							$11,625.97

Total Fees Previously Paid

Total Fee Offsets(4)

Net Fee Due							$11,625.97

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock, $0.01 par value per share (the “Common Stock”), that become issuable under the Essential Properties Realty Trust, Inc. 2023 Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration that would increase the number of outstanding shares of Common Stock.

(2)	Covers 4,300,808 shares of Common Stock available for issuance pursuant to the Plan.
(3)

For purposes of computing the registration fee only. Pursuant to Rule 457(c) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices of Common Stock, as reported on the New York Stock Exchange on May 18, 2023, which was $24.53 per share.

(4)	The registrant does not have any fee offsets.